Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

TEXAS PETROCHEMICALS LLC

Pursuant to the provisions of Section 3.051 of the Texas Business Organizations Code (the “TBOC”), the undersigned limited liability company desires to amend its Certificate of Formation and for that purpose submits the following Certificate of Amendment.

1. The name of the limited liability company is Texas Petrochemicals LLC, a Texas limited liability company (the “Company”).

2. The Certificate of Formation of the Company is hereby amended to reflect a change in the name of the Company by deleting Article 1 of the Certificate of Formation in its entirety and adding the following:

“ARTICLE 1

ENTITY NAME AND TYPE

The filing entity being formed is a limited liability company. The name of the entity is TPC Group LLC (the “Company”).”

3. This Amendment to the Company’s Certificate of Formation has been duly approved and adopted by the Company in the manner required by the TBOC and the governing documents of the Company.

4. This document is to become effective when the document is filed by the Secretary of State.

IN WITNESS WHEREOF, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

January 25, 2010

Charles W. Shaver, Manager